Exhibit 107
Calculation of Filing Fee Table
Form S-3
(Form Type)
DermTech, Inc.
(Exact name of Registrant as Specified in its Charter)
Table I: Newly Registered and Carry Forward Securities
CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (2)(3)(4)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Primary Offering of Securities:

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(o)	—	—	—	—	—	—	—	—	—

Fees to Be Paid	Equity	Preferred Stock, par value $0.0001 per share	457(o)	—	—	—	—	—	—	—	—	—

Fees to Be Paid	Debt	Debt Securities	457(o)	—	—	—	—	—	—	—	—	—

Fees to Be Paid	Equity	Warrants	457(o)	—	—	—	—	—	—	—	—	—

Fees to Be Paid	Equity	Units (5)	457(o)	—	—	—	—	—	—	—	—	—

Fees to Be Paid	Unallocated (Universal) Shelf	—	457(o)	$300,000,000	—	$300,000,000	0.0000927	$27,810	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$300,000,000		$27,810

	Total Fees Previously Paid							—	—

	Total Fee Offsets							—	—

	Net Fee Due							$27,810

(1) Securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants and rights to purchase common stock, preferred stock or debt securities, and such indeterminate number of units, as shall have an aggregate initial offering price not to exceed $300,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $300,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or rights or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(3) The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act.
(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(5) Consisting of some or all of the securities listed above, in any combination, including common stock, preferred stock, warrants and debt securities.